FOR IMMEDIATE RELEASE

May 10, 2005

ILX RESORTS REPORTS INCREASE IN FIRST QUARTER NET INCOME

PHOENIX, ARIZONA – May 10, 2005 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the first quarter ended March 31, 2005.

Net income from continuing operations for the first quarter of 2005 increased 229.6% to $230,000 as compared to $70,000 in the same quarter of 2004.  Net income, including discontinued operations, for the first quarter of 2005 increased to $213,000 as compared to $70,000 for the comparable period in 2004.  Basic and fully diluted earnings per share from continuing operations were each $0.06, as compared to $0.02 each for the same quarter of 2004.  Basic and fully diluted earnings per share including discontinued operations were also $0.06, as compared to $0.02 for the comparable period in 2004.

Revenue for both the three months ended March 31, 2005 and March 31, 2004 was $13.1 million.  The increased revenue provided by the Rancho Mañana sales office, which opened in September 2004, was offset by a planned reduction in the scale of the Las Vegas sales operation.

“We are pleased to report significant improvement in first quarter results, despite excessive inclement weather in January and February,” said Joe Martori, Chairman and CEO.  “The first quarter results reflect the impact of the Rancho Mañana sales office which opened in September 2004.  The sale of our leasehold interest in Las Vegas, after the end of the quarter, allows us even greater focus on our core business.  In addition to continuing refinements to the Rancho Mañana sales operation, we look forward to the commencement of construction of additional units at that location, the completion of construction in Pinetop, Arizona and exploring possible expansion in Sedona and Puerto Peñasco, Mexico.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land adjacent to an existing resort in northern Arizona on which it has commenced construction.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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